                                                                    Exhibit D(3)


                             EMPLOYMENT AGREEMENT
                             --------------------


          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into
                                           ---------
as of December 24, 1999, between VMM Merger Corp., a Delaware corporation (the

"Company") and Donald R. Stine ("Executive"). As of the Effective Date (as
 -------                         ---------
defined below), this Agreement shall amend, restate and replace that certain Employment Agreement, dated as of April 11, 1999, as the same may have been amended or modified from time to time, by and between VDI MultiMedia, a California corporation ("VDI") and Executive. This Agreement shall become
                         ---
effective (the "Effective Date") only upon the consummation of the transactions
                --------------
contemplated by that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), by and among the Company, VDI and VDI
             ----------------
MultiMedia, Inc., a Delaware corporation (the "Surviving Corporation"), and this
                                               ---------------------
Agreement shall terminate on a co-terminous basis upon the termination or expiration of the Merger Agreement. In connection with the transactions contemplated by the Merger Agreement, (i) VDI shall merge with and into the Surviving Corporation and (ii) the Company shall merge with and into the Surviving Corporation.

          In addition, on or about the Effective Date, the Company and Executive shall become parties to certain executive stock and/or option arrangements in accordance with the terms and conditions of the attached Equity Term Sheet and such other terms and conditions negotiated by the parties in good faith (the "Executive Stock Agreements") pursuant to which, among other matters, the
 --------------------------
Company shall grant certain stock options to Executive. The Company and Executive are also parties to that certain Non-Compete Agreement dated as of the date hereof (the "Non-Compete Agreement"). Effective as of the closing of the
                  ---------------------
transactions contemplated by the Merger Agreement, Executive, the Surviving Corporation, R. Luke Stefanko and the escrow agent named therein shall enter into that certain Escrow Agreement dated as of the closing date of the transactions under the Merger Agreement (the "Escrow Agreement").
                                              ----------------

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Employment.  The Company shall employ Executive, and Executive
               ----------
hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning and ending as provided in paragraph 4 hereof (the "Employment Period").
                         -----------------

          2.   Position and Duties.
               -------------------

          (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the President and Chief Executive Officer, subject to the overall direction and authority of the Company's board of directors (the "Board").
                   -----

          (b) Executive shall report only to the Board, and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its

Subsidiaries; provided that nothing in this paragraph 2(b) shall prohibit Executive from devoting, on average, not more than 20 hours per month to the continued operation of Cahill Venture Capital Fund, LLC.

          (c)  For purposes of this Agreement, "Subsidiaries" shall mean any
                                                ------------
corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company or its successors, directly or through one or more Subsidiaries.

          (d) With respect to all regular elections of directors during the Employment Period, the Company shall nominate, and use its best efforts to elect, Executive to serve as a member of the Board. Upon the termination of the Employment Period, Executive shall resign as a director of the Company and its Subsidiaries, as the case may be.

          3.   Base Salary and Benefits.
               ------------------------

          (a) During the Employment Period, Executive's base salary shall be $350,000 per annum and shall be subject to review by the Board for purposes of its potential increase on an annual basis (the "Base Salary"), which salary
                                                -----------
shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible.

          (b) Executive shall be entitled to four weeks of paid vacation per calendar year during the Employment Period.

          (c) During the Employment Period, to the extent Executive is insurable, the Company shall pay the premium for a term life insurance policy in the amount of $3 million for Executive, the beneficiaries of such policy to be designated by Executive.

          (d) During the Employment Period, the Company shall pay 50% of the dues and fees related to Executive's membership in the Calabassas Country Club, or its equivalent.

          (e) During the Employment Period, the Company shall provide Executive with a leased automobile of his choice at a cost not to exceed $1,000 per month.

          (f) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (g) In addition to the Base Salary, Executive will be eligible for an annual bonus based upon specific bonus targets established in Exhibit A. The
                                                              ---------
attainment of such EBITDA levels
will not include any expenses related to any advisory or management fees paid or payable to Bain Capital, Inc. or any of its designees or affiliates or to any other shareholder. To the extent significant corporate events occur (including, without limitation, acquisitions, divestitures and capital investments that impact the EBITDA levels upon which the Board determined such bonus targets), the Board may reasonably modify such bonus targets to reflect the pro forma effect of such corporate events. The calendar year 2000 annual bonuses identified in Exhibit A shall be pro rated based upon a 360-day year and for the actual number of days elapsed from the Effective Date through December 31, 2000.

          (h) If an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, is assessed against Executive solely as a result of (i.e., disregarding any payments made to Executive, or acceleration of any of Executive's other rights, by any person or entity other than the Company) any payments made to Executive by the Company or acceleration of rights granted by the Company to Executive with respect to his Rollover Options, the Deferred Compensation Amount or the New Stock Option Program (as each such term is defined in the attached Equity Term Sheet), and no such excise tax would have been assessed but for (i.e., disregarding any payments made to Executive, or acceleration of any of Executive's other rights, by any person or entity other than the Company) such payments and acceleration of rights by the Company, then the Company shall pay Executive such amounts, within 10 days after notice from Executive of such assessment, such that Executive shall have, after payment of all taxes, interest and penalties, the same amount of funds as if such assessment had not been made. This obligation shall survive until the applicable statute of limitations has expired.

          4.   Term.
               ----

          (a) The Employment Period shall commence as of the Effective Date and shall terminate as of December 31, 2003; provided, that the Employment Period
                                         --------
(including, without limitation, any extensions of the Employment Period pursuant to the provisions below or otherwise) (i) shall terminate upon Executive's resignation without Good Reason (as defined below), death or Disability (as defined below), (ii) may be terminated by the Company at any time for Cause (as defined below) or without Cause and (iii) shall terminate upon Executive's resignation for Good Reason; provided further, that the Employment Period shall
                             -------- -------
automatically renew for successive periods of one (1) year each, unless either party delivers written notice to the other of its intention not to renew the Employment Period for such successive one (1) year period at least 90 days prior to the commencement of any such renewal period.

          (b) Subject to the other terms and conditions of this Section 4(b), if the Employment Period is terminated by the Company without Cause or if Executive shall terminate the Employment Period for Good Reason during the term of this Agreement, Executive shall be entitled to receive (y) the Base Salary which Executive would have otherwise been entitled to receive had he not been terminated without Cause or resigned for Good Reason and (z) the bonus described in Section 3(g) above for the calendar year in which such termination occurs if Executive would have otherwise been entitled to receive such bonus had he not been terminated; provided that if such termination occurs prior to the last day of the calendar year in respect of which such bonus is awarded, then such bonus shall be prorated based upon the number of days elapsed prior to

Executive's date of termination. Any such amounts payable under this Section 4(b) will be payable at such times as such amounts would have been payable had Executive not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this Section 4(b) during such times as Executive is in material breach of paragraph 5, 6, or 7 hereof or any provision of the Executive Stock Agreements or the Non-Compete Agreement. As a condition to the Company's obligations (if any) to make payments pursuant to this paragraph 4(b), Executive will execute and deliver a general release in form and substance reasonably satisfactory to the Company.

          (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, Executive shall be entitled to receive his Base Salary through the date of termination.

          (d) Except as otherwise provided in Section 4(b) or in this Section 4(d), all of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination. The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it owes Executive hereunder. After the termination of the Employment Period, Executive will also be entitled to receive health benefits coverage for his dependents and himself (in accordance with the terms and conditions of this Section 4(d)) under health plan(s) or arrangement(s) made available by the Company to its employees from time to time. Such health benefits coverage shall be paid for by the Company to the same extent as if Executive were still employed by the Company. The health benefits provided under this Section 4(d) shall continue until the earlier of
(i) the expiration of two years following the date of termination of Executive's employment and (ii) the date Executive becomes covered under any other group health plan not maintained by the Company which plan waives any pre-existing condition of Executive and his dependents.

          (e)  For purposes of this Agreement, "Disability" (i) shall mean any
                                                ----------
physical or mental incapacitation which results in Executive's inability to perform his duties and responsibilities for the Company for a total of 90 days during any twelve-month period, as determined by the Board in its good faith judgment and (ii) shall be deemed to have occurred on the 90th day of such inability to perform.

          (f)  For purposes of this Agreement, "Cause" shall mean (i) the
                                                -----
conviction of a felony, or any willful act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) substantial and repeated failure, after delivery of written notice from the Board to Executive and a 10 day period to effect a cure, to perform duties as reasonably directed by the Board, (iii) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, after delivery of written notice from the Board to Executive and a 10 day period to effect a cure or (iv) any other material breach of this Agreement, the Executive Stock Agreements or the Non-Compete Agreement, after delivery of written notice from the Board to Executive and a 10 day period to effect a cure.

          (g) For purposes of this Agreement, "Good Reason" shall mean the
                                               -----------
occurrence, without Executive's consent, of any of the following: (i) unless corrected within 10 days after delivery by Executive of written notice to the Board of Executive's objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive's status as a senior executive officer of the Company or a substantial adverse alteration in the nature or status of Executive's responsibilities for the Company, (ii) a reduction by the Company in Executive's Base Salary in effect from time to time pursuant to this Agreement,
(iii) the Board requires Executive to relocate from the Los Angeles area or (iv) any other material breach of this Agreement or the Executive Stock Agreements by the Company, after delivery of written notice by Executive to the Board and a 10 day period to effect a cure.

          5.   Confidential Information.  Executive acknowledges that the
               ------------------------
information, observations and data (including, without limitation, trade secrets, know-how, research and product plans, customer lists, software, inventions, processes, formulas, technology, designs, drawings, specifications, marketing and advertising materials, distribution and sales methods and systems, sales and profit figures and other technical and business information) concerning the business or affairs of the Company or any of its Subsidiaries disclosed or otherwise revealed to him, or discovered or otherwise obtained by him, directly or indirectly, while employed by the Company and its Subsidiaries or while serving as a director of the Company and its Subsidiaries ("Confidential Information") are the property of the Company or such Subsidiary.
  ------------------------
Therefore, Executive agrees that, during the Employment Period and for a period of five years thereafter, he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Board. The confidentiality and non-disclosure obligations of this
Section 5 shall not apply if, and to the extent that: (i) the Confidential Information was known to the receiving party prior to its receipt from Executive, other than by the fault of Executive, (ii) the Confidential Information is or becomes part of the public domain, other than by the fault of Executive, (iii) the Confidential Information is rightfully disclosed to the receiving party by a third party that is legally free to disclose such Confidential Information or (iv) the Confidential Information is disclosed pursuant to subpoena or other compulsory legal process, or in connection with proceedings to enforce any rights under this Agreement. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary which he may then possess or have under his control.

          6.   Inventions and Patents.  Executive acknowledges that all
               ----------------------
inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("Work Product") belong to the Company or
                                      ------------
such Subsidiary. Executive shall reasonably disclose (as promptly as practicable) such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          7.   Non-Solicitation; Noncompete.
               ----------------------------

          (a) Each of the parties hereto acknowledges and agrees that VDI is, among other things, engaged in the business of providing post production services (as defined in this Agreement) for video, audio, streamed video or streamed audio or digitized video or digitized audio or any combination of the foregoing, which business is conducted (including production, promotional and marketing activities and sales activities) throughout the United States. Executive possesses extensive knowledge and proprietary information with respect to VDI and its Subsidiaries, which, if disclosed or made available to VDI's or its successors' competitors, would have a material adverse effect on VDI and its successors, and Executive has been responsible for the creation of goodwill inherent in VDI and its Subsidiaries. In connection with the transactions contemplated by the Merger Agreement, (i) Executive will sell or otherwise dispose of all of his shares of capital stock of VDI within the meaning of
Section 16601 of the California Business and Professions Code and (ii) Executive will receive substantial amounts of consideration in connection with the transactions contemplated by the Merger Agreement.

          (b) In light of Executive's ownership of outstanding shares of capital stock of VDI and Executive's contributions to the growth and development of VDI and its Subsidiaries, including the creation of goodwill, Confidential Information and Work Product of VDI and its Subsidiaries, in order to induce the Company to execute and deliver the Merger Agreement, Executive shall execute and deliver this Agreement for the purpose of preserving for the Company's, its successors' and their respective Subsidiaries' benefit the goodwill, Confidential Information, Work Product, proprietary rights and going concern value of the Company, its successors and their respective Subsidiaries, and to protect the Company's, its successors' and their respective Subsidiaries' business opportunities. The covenants contained in this Section 7 are integral to the transactions contemplated by the Merger Agreement (including the sale or disposition of the capital stock of VDI (within the meaning of Section 16601 of the California Business and Professions Code) owned by Executive) and the Company would not enter into and deliver the Merger Agreement absent Executive's execution and delivery of this Agreement and the Company would not consummate the transactions contemplated by the Merger Agreement unless this Agreement is in full force and effect and valid, binding and enforceable against Executive as of the closing of the mergers contemplated by the Merger Agreement.

          (c) In order to protect the value of the capital stock of VDI acquired by the Company's stockholders pursuant to the Merger Agreement (including the goodwill, Confidential Information and Work Product of VDI, its successors and their respective Subsidiaries), Executive agrees that during the Employment Period and, as long as the Company is making payments to Executive (whether required pursuant to Section 4(b) or otherwise elected to be made by the Company) of not less than Executive's Base Salary during any such month, on a month to month basis thereafter for a period not to exceed twenty-four months (the "Noncompete Period"), he shall not, directly or indirectly, either for
      -----------------
himself or for any other person, partnership, corporation, company or other entity, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which manufactures, designs, produces, renders or sells products or services anywhere in the Restricted Territory (as defined below) which compete with (including products or services manufactured, produced or rendered by an entity for its own internal use) the products or services of VDI, its successors or any of their respective Subsidiaries (or any products or services VDI, its successors or any of their respective Subsidiaries are then currently actively in process of developing or planning for), including, without limitation, the business of providing post production services (whether for internal use or for sale to third parties) for video, audio, streamed video or streamed audio or digitized video or digitized audio or any combination of the foregoing ("Media Content"). Executive agrees that the
                                   -------------
aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that VDI currently conducts its business on a nationwide scale throughout the United States and that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information being sold. Neither the provision of employment services to the Company, its successors or their respective Subsidiaries pursuant to this Agreement nor the ownership of any securities of the Surviving Corporation, its successors or their respective Subsidiaries shall be deemed a violation of this Section 7(c). Notwithstanding the foregoing, after the termination of the Employment Period, Executive shall be entitled to engage in the activities described on the attached Exhibit A without violation of
                                            ---------
Section 7 of this Agreement (subject to the other obligations of Executive under this Agreement).

          For purposes of this Agreement,

          (i) "post production services" shall include the duplication, distribution, editing, mastering, storage or manipulation of Media Content, whether physical or electronic, used in broadcasting, television (including HDTV services), film, advertising or the Internet (including on behalf of customers involved in the sale or distribution of original or third party content) and any other services provided by the Company with respect to such Media Content, however, "post production services" shall not include the primary production of (i.e., the initial creation of) or the purchase of original television or film programming to the extent not involving post-production services.

          (ii) "Restricted Territory" shall mean the entire United States including all of the counties located in the state of California, including, but not limited to, the counties listed on the attached Schedule I.
                                 ----------
          (ii) "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of (i) less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange and which is not primarily engaged in a business of providing products or services which are similar to or compete with the products and services of VDI, its successors or any of their respective Subsidiaries (or any products or services VDI, its successors or any of their respective Subsidiaries are then in process of developing) or
                 (ii) with respect to any investments owned by Executive as of the date of this

                 Agreement, less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange.

          (d) During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period, (iii) induce or attempt to induce any customer (including, without limitation, any subsidiaries, divisions or affiliates thereof), supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer (including, without limitation, any subsidiaries, divisions or affiliates thereof), supplier, licensee, licensor, franchisee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries) or (iv) service, engage in business with or provide products or services to any customer (including, without limitation, any subsidiaries, divisions or affiliates thereof) of the Company or any Subsidiary with respect to post production services or any other products or services then provided or rendered by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is then in process of developing.

          (e) Executive acknowledges that, in connection with the consummation of the transactions contemplated by the Merger Agreement, he will sell or otherwise dispose of (within the meaning of Section 16601 of the California Business and Professions Code) all of his shares of capital stock of VDI owned beneficially or of record by him, and that the Company would not consummate the transactions contemplated by the Merger Agreement unless this Agreement shall be in full force and effect and be a binding and enforceable contract of Executive. Executive also acknowledges that, in the course of serving as a director of VDI, its successors and their respective Subsidiaries and during his employment as a senior executive officer of VDI, its successors and their respective Subsidiaries, he has become and will continue to become familiar with the Confidential Information and Work Product of VDI, its successors and their respective Subsidiaries. Executive further acknowledges that the scope of the business of VDI, its successors and their respective Subsidiaries is independent of location (such that it is not practical to limit the restrictions contained in this Section 7 to only certain specified counties, cities or parts thereof) and that, therefore, as a senior executive officer and director of VDI, its successors and their respective Subsidiaries, Executive has had and will continue to have direct or indirect responsibility, oversight or duties with respect to all of the businesses of VDI, its successors and their respective Subsidiaries and its and their employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this Section 7 is reasonable in all respects and necessary to protect the goodwill and Confidential Information and Work Product of VDI, its successors and their respective Subsidiaries and that, without such protection, VDI's, its successors' and their respective Subsidiaries' customer and client relations and competitive advantage would be materially adversely effected. It is specifically recognized by Executive that the Company would not have entered into the Merger Agreement or engaged in the transactions contemplated thereby without the restrictions contained in this Section 7. Executive further acknowledges that the restrictions contained in this

Section 7 do not impose an undue hardship on him due to the fact that (i) he has general business skills which may be used in industries other than that in which each of VDI, its successors and their respective Subsidiaries conduct their business and do not deprive Executive of his livelihood and (ii) in connection with the transactions contemplated by the Merger Agreement, Executive has received substantial amounts of consideration which will enable Executive to conduct business in businesses other than that in which each of VDI, its successors and their respective Subsidiaries conduct their business. Executive agrees that the covenants made in Section 7(c) and Section 7(d) shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

          8.   Enforcement.  If, at the time of enforcement of paragraph 5, 6 or
               -----------
7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of an alleged breach or violation by Executive of paragraph 7, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in paragraph 7 are reasonable.

          9.   Security for Obligations; No Limitation of Liability.  In order
               ----------------------------------------------------
to secure (i) Executive's faithful performance and observation of his obligations under paragraphs 5, 6 and 7 of this Agreement, (ii) Executive's faithful performance and observation of his obligations under the Non-Compete Agreement and (iii) the faithful performance and observation by R. Luke Stefanko ("Stefanko") of his obligations under that certain Non-Compete Agreement dated
  --------
as of the date hereof, by and between Stefanko and the Company (the "Stefanko
                                                                     --------
Non-Compete"), effective as of the closing of the merger transactions under the
-----------
Merger Agreement, the Surviving Corporation, Executive, Stefanko and the escrow agent named therein shall enter into and deliver the Escrow Agreement, which shall provide for the payment of the Escrow Fund (as defined in the Escrow Agreement) to the Surviving Corporation upon the terms and conditions specified in the Escrow Agreement. Each of the parties hereto expressly acknowledges and agrees (i) that nothing in this Agreement shall be interpreted to limit the liability of Executive or Stefanko for any breaches of this Agreement, the Non-Compete Agreement or the Stefanko Non-Compete, including, but not limited to, the ability of the Company or its successors to obtain injunctive relief against Executive or Stefanko under this Agreement, the Non-Compete Agreement or the Stefanko Non-Compete; and (ii) that the Escrow Fund is not intended, and shall not be construed to be, liquidated damages to the Company or its successors for any breaches by Executive or Stefanko of this Agreement, the Non-Compete Agreement or the Stefanko Non-Compete.

          10.  Other Businesses.  As long as Executive is employed by the
               ----------------
Company or any of its Subsidiaries, Executive agrees that he will not, except with the express written consent of the Board and except as provided in Section 2(b) hereof with respect to Cahill Venture Capital Fund, LLC, become engaged in, or render services for, any business other than the business of the Company or any of its Subsidiaries.

          11.  Executive's Representations.  Executive hereby represents and
               ---------------------------
warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the employment agreement described in the recitals to this agreement) and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          12.  Survival.  Paragraphs 5, 6 and 7 shall survive and continue in
               --------
full force in accordance with their terms notwithstanding any termination of the Employment Period.

          13.  Notices.  Any notice provided for in this Agreement shall be in
               -------
writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

          Notices to Executive:
          --------------------

          Donald Stine
          24612 Palermo Drive
          Calabassas, CA 91302

          With copies to:
          --------------

          Irell & Manella LLP
          1800 Avenue of the Stars, Suite 900
          Los Angeles, CA 90067
          Attn:  Elliot Freier

          Notices to the Company:
          ----------------------

          VMM Merger Corp.
          c/o Bain Capital, Inc.
          Two Copley Place
          Boston, MA 02116
          Attn:  Joe Pretlow

                 Prescott Ashe

          With copies to:
          --------------

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois  60601
          Attn:  Jeffrey C. Hammes, P.C.
                 Gary M. Holihan

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or received.

          14.  Severability.  Whenever possible, each provision of this
               ------------
Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event that any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

          15.  Complete Agreement.  This Agreement, those documents expressly
               ------------------
referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          16.  No Strict Construction.  The language used in this Agreement
               ----------------------
shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

          17.  Counterparts.  This Agreement may be executed in separate
               ------------
counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          18.  Successors and Assigns.  This Agreement is intended to bind and
               ----------------------
inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

          19.  Choice of Law.  All issues and questions concerning the
               -------------
construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Each of the parties hereto maintains substantial contacts with the State of California, and a significant portion of the parties' employment relationship shall be carried out in the State of California. Each party agrees that the covenant providing for California law to govern this Agreement is a material inducement to each party to enter into this Agreement, and each party relied on such covenant to enter into this Agreement.

          20.  Amendment and Waiver.  The provisions of this Agreement may be
               --------------------
amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          21.  References to the Company.  From and after the effectiveness of
               -------------------------
the transactions contemplated by the Merger Agreement, all references to the Company shall be deemed to be references to the Surviving Corporation.

          22.  Expenses.  As of the Effective Date, the Company agrees to pay
               --------
all reasonable attorneys fees incurred by Executive in connection with the creation, execution and delivery of this Agreement and the Executive Stock Agreements; provided, that the Company's obligations pursuant to this Section 22 shall not exceed $35,000 in the aggregate.

          23.  Dispute Resolution.
               ------------------

          (a) Notwithstanding any provision to the contrary in this Agreement, the provisions of this Section 23 shall not apply to any dispute, claim or controversy involving any of the covenants set forth in Section 5, 6 or 7 of this Agreement. Any dispute, claim or controversy arising out of any of the covenants set forth in Section 5, 6 or 7 of this Agreement shall be adjudicated in any court of competent jurisdiction.

          (b) Each of the parties hereto agrees that they will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation.

          (c) Any dispute, claim or controversy that cannot be resolved by the parties through good faith negotiations within 30 days of the notification to the other party of the commencement of the dispute resolution procedures of this
Section 23 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the parties. If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of California. The arbitration will be conducted in Los Angeles, California. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

          (d) Nothing contained in this Section 23 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party to assert any claim or defense.


                             *    *    *    *    *

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    VMM MERGER CORP.



                                    By:  /s/ Joseph Pretlow
                                        --------------------------

                                    Its:
                                        --------------------------


                                     /s/ Donald R. Stine
                                    -----------------------------
                                    DONALD R. STINE

                                   EXHIBIT A
                                   ---------

1. Warehouse based storage and non-electronic distribution for non-media companies, such as Wal-Mart, of pre-existing, pre-packaged physical products (as opposed to electronic) for which neither Executive nor any of its Affiliates has provided or will provide any post production services.

2. Sales of pre-existing, pre-packaged physical products (as opposed to electronic) for which neither Executive nor any of its Affiliates has provided or will provide any post production services or services (other than post production services) over the Internet that are not related to Media Content.

3. Document (other than documents containing or referencing any Media Content (other than minor amounts of graphics or still photographs incident to the content of such documents)) storage and distribution (via Internet, server based or via satellite).

4. Database management excluding databases or data consisting of or derived from Media Content.

5. Content licensing and marketing for exhibition through resale/re-licensing arrangements, including the purchasing original television or film programming not requiring future post production services; provided, however that Executive may purchase original television or film programming which may require future post production services so long as Executive gives Merger Sub a right of first refusal (that is a right to make the first offer to provide such services and to match any competing offer made any another supplier for the applicable service) to provide such post production services to Executive with respect to such programming.

                                  SCHEDULE I
                                  ----------


Alameda                                Orange
Alpine                                 Placer
Amador                                 Plumas
Butte                                  Riverside
Calaveras                              Sacramento
Colusa                                 San Benito
Contra Costa                           San Bernardino
Del Norte                              San Diego
El Dorado                              San Francisco
Fresno                                 San Joaquin
Glenn                                  San Luis Obispo
Humboldt                               San Mateo
Imperial                               Santa Barbara
Inyo                                   Santa Clara
Kern                                   Santa Cruz
Kings                                  Shasta
Lake                                   Sierra
Lassen                                 Siskiyou
Los Angeles                            Solano
Madera                                 Sonoma
Marin                                  Stanislaus
Mariposa                               Sutter
Mendocino                              Tehama
Merced                                 Trinity
Modoc                                  Tulare
Mono                                   Tuolumne
Monterey                               Ventura
Napa                                   Yolo
Nevada                                 Yuba

                      DONALD R. STINE - EQUITY TERM SHEET
                      -----------------------------------

--------------------------------------------------------------------------------------------------
Existing Equity in VDI MultiMedia             44,044 shares of common stock owned
                                              179,000 options @ $4.56/1/
                                              250,000 options @ $8.31/2/
                                              100,000 options @ $10.00/3/
                                              150,000 options @ $15.00 (out of the money
                                              -- to be canceled at no cost to the Company)
--------------------------------------------------------------------------------------------------
Rollover                                      Notwithstanding anything contained in the
                                              Employment Agreement or the Non-Compete
                                              Agreement to the contrary, all shares of
                                              owned common stock and all in the money
                                              stock options will be rolled over into the
                                              stock and options, respectively, of the
                                              recapitalized Company at per share values
                                              equal to the Merger Consideration and the
                                              Intrinsic Value, respectively (each as defined
                                              below).  "Merger Consideration" means the
                                              per share price payable pursuant to the
                                              Merger Agreement.  "Intrinsic Value" means
                                              the Embedded Value (as defined below) less
                                              the Deferred Compensation Amount (as
                                              defined in the paragraph entitled "Deferred
                                              Compensation") per share.  "Embedded
                                              Value" means the per share price equal to the
                                              Merger Consideration less the applicable
                                              exercise price per share.
--------------------------------------------------------------------------------------------------

---------------------------
     /1/Vesting in 3 equal tranches on 2/19/00, 2/19/01 and 2/19/02 /2/Vesting in 3 equal tranches on 7/29/00, 7/29/01 and 7/29/02 /3/Vesting in 3 equal tranches on 2/19/00, 2/19/01 and 2/19/02

--------------------------------------------------------------------------------------------------
Invested Equity of the Recapitalized          The invested equity (i.e., before any dilution
Company:                                      for financing sources), including the
                                              management rollover of stock and options, is
                                              assumed to be $70 million (subject to change
                                              at Bain's discretion), split among Class L
                                              Common stock and Class A Common stock
                                              as follows:

                                                           # shares     Dollars
                                                           --------     -------

                                              Class L        2mm         $63mm

                                              Class A        18mm        $7mm

                                              The following splits imply per share prices
                                              for the Class L Common and Class A
                                              Common of $31.50 and $0.39 per share,
                                              respectively (as so adjusted for any overall
                                              change in the aggregate invested equity
                                              account of the recapitalized Company,
                                              hereafter referred to as the "Deal Prices").
                                              Shares of common stock will be rolled over
                                              proportionately into shares of Class L
                                              Common and Class A Common.
--------------------------------------------------------------------------------------------------
Treatment of Rollover Stock Options:          The existing stock options to be rolled over
                                              (the "Rollover Options") will be rolled over
                                              into new stock options with an aggregate in
                                              the money value equal to the aggregate
                                              Intrinsic Value.  The Rollover Options will be
                                              split proportionately between options for
                                              Class L Common and Class A Common,
                                              respectively (10% for shares of Class L
                                              Common (representing 90% of the Intrinsic
                                              Value) and 90% for shares of Class A
                                              Common (representing 10% of the Intrinsic
                                              Value), at exercise prices equal to 25% of the
                                              respective Class L Common and Class A
                                              Common Deal Prices.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                              Upon the consummation of the transactions
                                              contemplated by the Merger Agreement (the
                                              "Transactions"), the vesting of the Rollover
                                              Options shall be accelerated (starting with
                                              options vesting on 7/29/02 and working back
                                              chronologically in time) to vest on such date
                                              up to the point (and not in excess thereof) at
                                              which approximately $100,000 (to establish
                                              an adequate cushion) of additional value
                                              (including any other parachute payments to
                                              Executive paid directly by the Company in
                                              connection with such change in control as
                                              reasonably agreed by Company and
                                              Executive) would trigger an excise tax under
                                              the provisions of Section 4999 of the Internal
                                              Revenue Code (the "4999 Limitation").  All
                                              of the Rollover Options, the vesting of which
                                              has not been accelerated upon the
                                              consummation of the Transactions because of
                                              the 4999 Limitation, shall continue to vest in
                                              accordance with their original vesting
                                              schedule (subject to further accelerated
                                              vesting upon (i) any subsequent change in
                                              control or (ii) Executive's termination without
                                              Cause or Executive's termination for Good
                                              Reason).
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Deferred Compensation                         "Deferred Compensation Amount" means the
                                              aggregate amount of the exercise prices on
                                              the Rollover Options, which exercise prices
                                              will be equal to 25% of the respective Class L
                                              Common and Class A Common Deal Prices.
                                              The Deferred Compensation Amount will be
                                              an unfunded liability of the Company.  Such
                                              amount shall be payable in full at the earlier
                                              of (a) 10 years, (b) consummation of an IPO,
                                              (c) consummation of a change of control, (d)
                                              10 days prior to expiration of exercisability of
                                              any Rollover Options and (e) 60 days after
                                              termination of employment. Except for any
                                              vesting required to comply with the 4999
                                              Limitation (which vesting shall be identical to
                                              the related options), the amount of the
                                              deferred compensation obligation shall be
                                              fully vested with no forfeiture provision.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
New Stock Option Program:                     The following non-qualified stock option
                                              program (all exercisable for 10 years) will be
                                              made available to the Company management
                                              team (all amounts indicated are before any
                                              pro rata dilution for equity granted to
                                              financing sources):

                                              Tranche I stock options exercisable for Class
                                              A Common for 5% of the Company on a fully
                                              diluted basis as of the closing, exercisable at
                                              the Class A Deal Price, 25% of which will
                                              vest at the end of year 1 and the balance of
                                              which will vest monthly in years 2, 3 and 4.

                                              Tranche II stock options exercisable for Class
                                              A Common for 2.5% of the Company on a
                                              fully diluted basis as of the closing,
                                              exercisable at the Class A Deal Price, which
                                              will vest in 10 years, and will be subject to
                                              accelerated vesting upon Bain's achievement
                                              of a 3.5 times return on its invested capital,
                                              after giving effect to the new options.

                                              Tranche III stock options exercisable for
                                              Class A Common for 2.5% of the Company
                                              on a fully diluted basis as of the closing,
                                              exercisable at the Class A Deal Price, which
                                              will vest in 10 years, and will be subject to
                                              accelerated vesting upon Bain's achievement
                                              of a 4.5 times return on its invested capital,
                                              after giving effect to the new options.

                                              One third (33.33%) of each of the foregoing
                                              tranches of options will be granted to
                                              Executive.

                                              Vesting of all of Executive's new options
                                              shall be accelerated upon a change in control.
                                              In addition, if Executive is terminated without
                                              Cause or if Executive resigns for Good
                                              Reason, the three tranches of options will be
                                              subject to accelerated vesting as follows:
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                              Tranche I: 50% of all unvested options will
                                              immediately vest upon any such termination
                                              and all remaining unvested options will vest
                                              if, within 365 days from the termination date,
                                              the Company or its stockholders enter into a
                                              binding agreement with respect to a
                                              transaction (and such transaction is in fact
                                              consummated) in which Bain has achieved a
                                              3.5 times return on its invested capital, after
                                              giving effect to the new options.

                                              Tranche II: all unvested options will
                                              immediately vest if, within 365 days from the
                                              termination date, the Company or its
                                              stockholders enter into a binding agreement
                                              with respect to a transaction (and such
                                              transaction is in fact consummated) in which
                                              Bain has achieved a 3.5 times return on its
                                              invested capital, after giving effect to the new
                                              options.

                                              Tranche III: all unvested options will
                                              immediately vest if, within 365 days from the
                                              termination date, the Company or its
                                              stockholders enter into a binding agreement
                                              with respect to a transaction (and such
                                              transaction is in fact consummated) in which
                                              Bain has achieved a 4.5 times return on its
                                              invested capital, after giving effect to the new
                                              options.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
                                              After Executive's termination, Executive shall
                                              have a period of 90 days (or, in connection
                                              with any accelerated vesting of any options
                                              upon the consummation of a transaction as
                                              described in the three preceding paragraphs,
                                              upon the consummation of any such
                                              transaction, so long as Executive is permitted
                                              to exercise such options simultaneously with
                                              the consummation of such transaction) to
                                              exercise any vested and previously
                                              unexercised stock options.  Except as
                                              provided in the immediately preceding
                                              sentence with respect to options which may
                                              be accelerated upon the consummation of a
                                              transaction, upon termination, any unvested
                                              options shall be canceled.
--------------------------------------------------------------------------------------------------
Section 280G                                  With respect to the grants to be made to
                                              Executive, the Bain investor group will, upon
                                              the making of such grants by the Company,
                                              approve such grants to Executive in
                                              accordance with Code Section 280G(b)(5),
                                              such that the provisions of Code Section
                                              280G may not apply to such options.
                                              Executive shall take all necessary actions in
                                              connection with such approval.
--------------------------------------------------------------------------------------------------
Put Rights; Call Rights on the Rollover       Executive shall have no put rights with
 Equity:                                      respect to any portion of his equity (either the
                                              rollover equity or the new options).  In
                                              addition, Executive's rollover equity shall not
                                              be subject to any call by the Company or the
                                              Bain investor group.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Call Rights on the New Equity:                In the event of Executive's termination
                                              without Cause or termination for Good
                                              Reason, the Company and the Bain investor
                                              group shall have call rights (exercisable
                                              within 90 days of Executive's termination) on
                                              up to 50% of any vested options and up to
                                              50% of any stock issued in connection with
                                              the new option program, at the fair market
                                              value thereof (taking into account any unpaid
                                              exercise price with respect to the value of
                                              unexercised options).  In the event of
                                              Executive's cessation of employment for any
                                              other reason, the Company and the Bain
                                              investor group shall have call rights
                                              (exercisable within 90 days of Executive's
                                              termination) on up to 100%  of any vested
                                              options and up to 100% of any stock issued in
                                              connection with the new option program, at
                                              the fair market value thereof (less any unpaid
                                              exercise price with respect to unexercised
                                              options).  Fair market value shall be
                                              determined jointly by Executive and the
                                              Company's board of directors, or if such
                                              parties cannot agree, fair market value shall
                                              be determined by a mutually agreeable
                                              business appraiser.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Pre-IPO Liquidity                             Executive shall have customary tag along
                                              rights on any private sale by the Bain investor
                                              group (subject to customary exceptions for
                                              transfers to affiliates, etc.) prior to an IPO or a
                                              sale of the Company (irrespective of whether
                                              Executive is still an employee of the
                                              Company).  Bain will provide a side letter or
                                              sign off on the tag along provisions of the
                                              definitive agreement to evidence such tag
                                              along rights.  Except as set forth above and in
                                              the immediately following paragraph,
                                              Executive will agree to be bound by Bain's
                                              customary transfer restrictions limiting
                                              Executive's ability to transfer any of his
                                              equity in the Company (subject to customary
                                              exceptions for family planning, etc.).

                                              Subject to a right of first refusal in favor of
                                              the Company and the Bain investors, as long
                                              as Executive is still employed by the
                                              Company (or if Executive was terminated
                                              without Cause or resigned for Good Reason),
                                              commencing on the fifth anniversary and the
                                              sixth anniversary of the closing under the
                                              Merger Agreement, Executive shall be
                                              entitled to sell capital stock of the Company
                                              with a fair market value not to exceed $1
                                              million in each such year.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Post-IPO Liquidity                            The Company will use best efforts to register
                                              for resale Executive's rollover equity and new
                                              equity on Form S-8.  To the extent the
                                              Company is unable to register such equity for
                                              resale on Form S-8 and Executive is unable to
                                              sell such equity pursuant to Rule 144,
                                              commencing 180 days after the Company's
                                              initial public offering, the Company will
                                              provide Executive with up to two demand
                                              registrations to sell such equity.  In addition,
                                              Executive will have customary piggyback
                                              registration rights, pro rata with the other
                                              holders of the Company's registrable
                                              securities.

                                              Executive will be bound by a customary
                                              holdback agreement, in which no sale of any
                                              of Executive's equity shall be permitted
                                              during the seven day period prior to and the
                                              180 day period beginning on the effective
                                              date of any underwritten public offering,
                                              except as part of such offering.
--------------------------------------------------------------------------------------------------
Drag Along Rights                             All of the Company's capital stock and
                                              options issued or granted to Executive will be
                                              subject to Bain's customary drag along
                                              agreement upon any sale of the Company.
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
Executive Exclusivity; Board Appointment      Prior to the closing of the Transactions, Bain
                                              will provide Executive a side letter
                                              confirming that Executive will operate all
                                              Bain-controlled (i.e., in which Bain and its
                                              affiliates own 50% or more of the voting
                                              common stock) businesses in the "post-
                                              production field" (to be defined by mutual
                                              agreement, but which, in concept, shall be
                                              limited to the Company's current competitors
                                              and those entities which the Company
                                              currently contemplates competing with).

                                              The Bain side letter will also confirm the
                                              agreement of the Bain investor group to
                                              appoint Executive to the Company's board of
                                              directors, so long as Executive is an employee
                                              of the Company or its subsidiaries.  The
                                              Company will not take a tax deduction with
                                              respect to payments made by any
                                              shareholders to Stine on the Effective Date.
--------------------------------------------------------------------------------------------------